ASSET PURCHASE AGREEMENT

THIS  AGREEMENT  dated  for  reference  the  19th  day  of  May,  2000.

AMONG:

SULLIVAN PARK, LLC., a California Limited Liability Company (herein called "Vendor") and EDWARD W. SHARPLESS, an individual (herein called the "Principal")

AND:

VIRTUALSELLERS.COM, INC., a corporation existing under the Canada Business Corporations Act (herein called "Purchaser")

WHEREAS:

A. The Vendor carries on an internet services development business specializing in the e-business development of on-line stores based in Los Angeles, California (the "Business").

B. The Vendor has agreed to sell and the Purchaser has agreed to purchase all of the property, assets, and undertaking of the Business as a going concern on the terms and conditions herein provided.

C. The Principal is a director, officer and shareholder of the Vendor and has a substantial proprietary and financial interest in the Vendor;

NOW THEREFORE in consideration of the premises and the respective covenants, agreements representations, warranties and indemnities of the parties herein contained and for other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged) the parties hereto covenant and agree as follows:

1.          DEFINED  TERMS

1.1 For the purposes of this Agreement, unless the context otherwise requires, the following terms will have the respective meanings set out below and grammatical variations of such terms will have corresponding meanings:

(a) "Affiliate" has the meaning given to that term in the Securities Act of 1933, as amended, and the Rules and Regulations of the Securities and Exchange Commission promulgated thereunder;

(b) "Associate" has the meaning given to that term in the Securities Act of 1933, as amended, and the Rules and Regulations of the Securities and Exchange Commission promulgated thereunder;

(c) "Assumed Indebtedness" means the aggregate indebtedness of the Vendor owing to the creditors which is being assumed by the Purchaser as described in Schedule "13" attached hereto;

(d) "Business" means the business carried on by the Vendor as described in Recital A of this Agreement;

(e) "Business Assets" means all property and assets of the Business of every kind and description and wherever situate, including, without limiting the foregoing, the following property and assets, but in any event not including the Excluded Assets:

(i)     the  leasehold  interest  of  the  Vendor  in  the  Leased  Property;

(ii)     all  Equipment  of  the  Business;

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(iii)     all  right, title, benefit, and interest under the Material Contracts;

(iv) all customer lists, brochures, samples, price lists, advertising material, production records, employee manuals, personnel records, accounting and other books and records, and all other information, correspondence, documents, and material relating to the Business;

(v) all right, title, and interest of the Vendor in and to all the Intellectual Property, including without limitation the Intellectual Property described in Schedule "7" - Intellectual Property attached hereto;

(vi) all permits, licenses, consents, authorizations, and approvals pertaining to the Business including without limitation those described in Schedule "6" - Permits and Licenses attached hereto, to the extent such permits licenses, consents, authorizations and approvals are transferable by the execution of this Agreement;

(vii) all cash, accounts receivable (including any security held by the Vendor in respect of accounts receivable) and prepaid expenses;

(viii) all computer hardware and software, including all rights and/or licenses and other agreements or instruments relating thereto; and

(ix)     the  Goodwill  of  the  Business.

(f) "Business Day" means any day which is not a Saturday, Sunday or statutory holiday in California or Chicago;

(g) "Closing" means the completion of the transactions contemplated in this Asset Purchase Agreement;

(h) "Closing Date" means May 19, 2000, or such other date as the Vendor and the Purchaser may mutually determine;

(i) "Contract" means any agreement, indenture, contract, lease, deed of trust, license, option, instrument or other commitment, whether written or oral;

(j) "Employee Plans" means any employee plan, retirement, pension, bonus, stock purchase, profit sharing, stock option, deferred compensation, severance or termination pay, insurance, medical, hospital, dental, vision care, drug, sick leave, disability, salary continuation, legal benefits, unemployment benefits, vacation, incentive or other compensation plan or arrangement or other employee benefit that is maintained, or otherwise contributed to or required to be contributed to, by the Vendor relating to the Business or the Business Assets for the benefit of employees or former employees of the Vendor;

(k) "Employees" means all employees of the Vendor who are employed in the Business immediately prior to the Time of Closing and who are listed in Schedule "5" - Employee Matters;

(l) "Encumbrance" means any encumbrance, lien, charge, hypothec, pledge, mortgage, title retention agreement, security interest of any nature, adverse claim, exception, reservation, easement, right of occupation, any matter capable of registration against title, option, right of pre-emption, privilege or any Contract to create any of the foregoing;

(m) "Environmental Laws" means all applicable federal, state, municipal and local laws, statutes, ordinances, by-laws and regulations, and orders, directives and decisions rendered by any ministry, department or administrative or regulatory agency relating to the protection of the environment, occupational health and safety or the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of any Hazardous Substances;

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(n)     "Environmental  Permits"  means  any  licenses,  permits,  approvals, consents, certificates, registrations and other authorizations under Environmental Laws required for the operation of the Business;

(o) "Equipment" means all chattels, equipment, fixtures, furnishings, machinery, vehicles and supplies used in connection with the Business or situate upon the Leased Property as at the date hereof including without limitation the items described in Schedule "3" attached hereto;

(p) "Excluded Assets" means the following property and assets to the extent that any such property or assets may be owned or in the possession of the
Vendor:

(i) All of the assets and property related to PromotionalPlanet.com, including without limitation all registered and unregistered patents, patent applications and patent rights, trade or brand names, business names, trade-marks, trade-mark registrations and applications, copyrights, drawings, logos, designs, trade secrets, restrictive covenants, processes, technology, registered user agreements, licenses of intellectual property, research data, inventions, instruction manuals, formulae and other industrial or intellectual property respecting the business of PromotionalPlanet.com, including without limitation, the domain names and other intellectual property described in Schedule "17" Excluded Assets attached hereto;

(ii) The personal property of the Principal, including all personal effects of the Principal located within the Leased Property;

(iii) All amounts deposited with the lessor under the Lease for the Leased Property; and

(iv) All other property and assets listed in Schedule "17" - Excluded Assets attached hereto;

(q) "Financial Statements" means the financial statements of the Vendor as at March 29, 2000 and for the calendar year to date through March 29, 2000, a copy of which is attached hereto as Schedule "1" - Financial Statements;

(r) "Goodwill" means the goodwill of the Business, together with the exclusive right of the Purchaser to represent itself as carrying on the Business in continuation of and in succession to the Vendor, and the right to the "Sullivan Park" name or any variation thereof as part of, or in connection with the Business;

(s) "Hazardous Substances" means any pollutants, contaminants, chemical or industrial toxic, or hazardous waste or substances;

(t) "Intellectual Property" means all registered and unregistered patents, patent rights, trade or brand names, business names, trade-marks, trade-mark registrations and applications, copyrights, drawings, logos, designs, trade secrets, restrictive covenants, processes, technology, registered user agreements, research data, inventions, instruction manuals, formulae, and other industrial or intellectual property respecting the Business, including, without limitation, the intellectual property described in Schedule "7" - Intellectual Property attached hereto;

(u) "Internal Revenue Code" means the Internal Revenue Code of 1986, as amended;

(v) "Leased Property" means all the leased real property that is used in the Business and leased by the Vendor, including, without limitation, the real property described in Schedule "2" - Leased Property herein under the heading Leased Property;

(w) "Leases" means all of the leases of the Leased Property, whether as lessor or lessee leased by the Vendor as set forth in Schedule "2" - Leased
Property and all leases of personal property as described in Schedule "4" - Material Contracts;

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(x)     "Licenses"  means  all  licenses,  permits,  approvals,  consents, certificates, registrations and authorizations (whether governmental, regulatory, or otherwise) required for the conduct in the ordinary course of the operations of the Business and the uses to which the Business Assets have been put;

(y) "Losses" means, in respect of any matter, all claims, demands, proceedings, losses, damages, liabilities, deficiencies, costs and expenses (including, without limitation, all legal and other professional fees and disbursements, interest, penalties and amounts paid in settlement) arising directly or indirectly as a consequence of such matter and actually incurred by a party entitled to be indemnified hereunder, net of (i) any tax adjustments, benefits, savings or reductions to which such indemnified party is entitled resulting from such matter, and (ii) any insurance proceeds, in either case to which such indemnified party is entitled by virtue of such claims, demands, proceedings, losses, damages, liabilities, deficiencies, costs and expenses;

(z) "Material Contracts" means all agreements, indentures, contracts, leases, deeds of trust, licenses, options, instruments or other commitments, whether written or oral, including the benefit of all unfilled orders received by the Vendor and forward commitments to purchase made by the Vendor, which the Vendor is entitled to or possessed of in connection with the Business and the Business Assets;

(i)     "Permitted  Encumbrances"  means:

(ii) liens for taxes, assessments, levies and other governmental charges either not yet due and payable or due but for which notice of assessment has not been given;

(iii) undetermined or inchoate liens, charges and privileges incidental to current construction or current operations and statutory liens, charges, adverse claims, security interests or encumbrances of any nature whatsoever claimed or held by any governmental authority that have not at the time been filed or registered against the title to the asset or served upon the Vendor pursuant to law or that relate to obligations not due or delinquent;

(iv) assignments of insurance provided to landlords (or their mortgagees) pursuant to the terms of any lease, and liens or rights reserved in any lease for rent or for compliance with the terms of such lease;

(v) security given in the ordinary course of the Business to any public utility, municipality or government or to any statutory or public authority in connection with the operations of the Business, other than security for borrowed money; and

(vi)     the  Encumbrances  described  in  Schedule  "8";

(aa) "Purchase Price" means the aggregate sum payable by the Purchaser to the Vendor for the Business Assets;

(bb) "Transferred Employees" means those employees who accept offers of employment made by the Purchaser commencing after the Closing Date;

(cc)     "Trustee"  means  Clark,  Wilson,  Barristers  &  Solicitors.

Currency

1.2 Unless otherwise indicated, all dollar amounts in this Agreement are expressed in United States funds.

Sections  and  Headings

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1.3     The  division  of this Agreement into Articles, sections and subsections and the insertion of headings are for convenience of reference only and will not affect the interpretation of this Agreement. Unless otherwise indicated, any reference in this Agreement to an Article, section, subsection or Schedule refers to the specified Article, section or subsection of or Schedule to this Agreement.

Number,  Gender  and  Persons

1.4 In this Agreement, words importing the singular number only will include the plural and vice versa, words importing gender will include all genders and words importing persons will include individuals, corporations, partnerships, associations, trusts, unincorporated organizations, governmental bodies and other legal or business entities of any kind whatsoever.

Accounting  Principles

1.5 Any reference in this Agreement to generally accepted accounting principles refers to generally accepted accounting principles that have been established in the United States of America, including those approved from time to time by the American Institute of Certified Public Accountants or any successor body thereto.

Entire  Agreement

1.6 This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether written or oral. There are no conditions, covenants, agreements, representations, warranties or other provisions, express or implied, collateral, statutory or otherwise, relating to the subject matter hereof except as herein provided.

Time  of  Essence

1.7          Time  will  be  of  the  essence  of  this  Agreement.

Applicable  Law

1.8 This Agreement will be construed, interpreted and enforced in accordance with, and the respective rights and obligations of the parties will be governed by, the laws of the State of Illinois and the federal laws of United States of America applicable therein, and each party irrevocably and unconditionally submits to the non-exclusive jurisdiction of the courts of such state and all courts competent to hear appeals therefrom and waives, so far as is legally possible, its right to have any legal action relating to this Agreement tried by a jury.

Amendments  and  Waivers

1.9 No amendment or waiver of any provision of this Agreement will be binding on either party unless consented to in writing by such party. No waiver of any provision of this Agreement will constitute a waiver of any other provision, nor will any waiver constitute a continuing waiver unless otherwise provided.

Adjustments  for  Stock  Splits,  Etc.

1.10 Wherever in this Agreement there is a reference to a specific number of shares of stock of the Company, then, upon the occurrence of any subdivision, combination or stock dividend of such stock, the specific number of shares so referenced in this Agreement shall automatically be proportionally adjusted to reflect the effect on the outstanding shares of such class or series of stock by such subdivision, combination or stock dividend.

Schedules

1.11     The  following  Schedules  are  attached  to  and  form  part  of  this
Agreement: All terms defined in the body of this Agreement will have the same meaning in the Schedule attached hereto.

Schedule  1     Financial  Statements
Schedule  2     Leased  Property
Schedule  3     Equipment
Schedule  4     Material  Contracts
Schedule  5     Employee  Matters
Schedule  6     Permits  and  Licenses
Schedule  7     Intellectual  Property
Schedule  8     Permitted  Encumbrances
Schedule  9     Insurance  Policies
Schedule  10     Legal  and  Regulatory  Proceedings
Schedule  11     Consents
Schedule  12     Employment  Agreement
Schedule  13     Assumed  Indebtedness
Schedule  l4     Form  of  Letter  to  regular  and  major  customers
Schedule  15     Major  Customers
Schedule  16     Assignment  and  Assumption  Agreement
Schedule  17     Excluded  Assets
Schedule  18     Registration  Provisions

2.          PURCHASE  AND  SALE

2.1 Subject to the terms and conditions of this Agreement, effective as at the Closing Date the Vendor will sell, transfer, and assign to the Purchaser and the Purchaser agrees to purchase from the Vendor, free and clear of all Encumbrances except as may be otherwise specifically provided for herein as Permitted Encumbrances, the Business as a going concern and the Business Assets, but not including the Excluded Assets.

2.2 All quotations in respect of the sale or purchase of services, supplies, Intellectual Property, Material Contracts or other contractual rights made or received by the Vendor and not confirmed to contractual commitment will be deemed to be assigned to the Purchaser at the Closing to be accepted, confirmed or withdrawn or otherwise acted upon by the Purchaser in its own name, for its own account and in accordance with its own business judgment.

3.          PURCHASE  PRICE  AND  ALLOCATION

3.1 The Purchase Price payable by the Purchaser to the Vendor for the Business Assets shall be that number of shares of Purchaser's common stock (the "Purchase Shares") equal to $2,700,000 divided by the closing sale price per share of Purchaser's common stock on the trading day immediately preceding the Payment Date (hereinafter defined). If for any reason Purchaser is unable to or otherwise fails to issue to the Vendor the Purchase Shares in accordance with the provisions of this Agreement by the first anniversary of the date hereof, the Vendor shall be entitled to receive upon demand by the Vendor, and the Purchaser shall thereupon pay to the Vendor immediately after such demand the sum of $2,700,000.

4.          REGISTRATION  OF  PURCHASE  SHARES

4.1 The Purchaser agrees to use reasonable best efforts to file and cause to be declared effective, as soon as practicable, a registration statement under the Securities Act of 1933, as amended, to register or qualify all of the Purchase Shares to the extent necessary to permit the public offering and sale of the Purchase Shares through the facilities of all securities exchanges and over-the-counter markets on which the Purchaser's securities are traded. Without limiting the foregoing, the Purchaser shall so cause the Purchase Shares to be so registered not later than one year from the date of this Agreement. In the event of a registration pursuant to the provisions of this Section 4, the Purchaser agrees to use reasonable efforts to cause the Purchase Shares so registered to be registered or qualified for sale under the securities or blue sky laws of such Jurisdictions as shall be reasonably requested by the Vendor, provided that the Purchaser shall not by reason of this Section 4 be required to qualify to do business in any state in which it is not otherwise required to qualify to do business or to file a general consent to service of process. The Purchaser agrees to keep effective registration or qualification contemplated by this
Section 4 for a period expiring on the ninetieth day after the date of issuance of the Purchase Shares. The provisions set forth in Schedule 18 - Registration Provisions are hereby incorporated herein by this reference.

5.          PAYMENT  OF  THE  PURCHASE  PRICE

5.1 The Purchase Price will be paid in full by the issuance by the Purchaser to the Vendor of the Purchase Shares in one instalment on the date which is the earlier to occur of (a) the first anniversary of the date hereof and (b) the date upon which the Purchase Shares have been registered as contemplated in
Section 4 of this Agreement (the "Payment Date"). The Purchaser shall give written notice to the Vendor specifying the Payment Date at least 3 business days prior to the Payment Date. The parties agree to treat the payment of the Purchase Price as an installment sale under Section 453 of the Internal Revenue Code.

5.2 Purchaser and Vendor shall allocate the Purchase Price to broad categories constituting components of the Business Assets in accordance with the basis of allocation used in preparing the Form 8594 mutually agreed upon by Purchaser and Vendor at the Closing, and shall file a Form 8594 with respect to the transactions contemplated hereby substantially the same as that so agreed upon. Each party will report the purchase and sale of the Business Assets in accordance with the agreed upon allocation among such broad categories for all federal, state, local and other tax purposes, but such allocation shall not constrain reporting for other purposes.

6.          CLOSING,  POSSESSION,  AND  NO  ADJUSTMENTS

6.1 The Closing will take place at 10:00 a.m. local time, on the Closing Date at the offices of Gibson, Dunn & Crutcher, LLP, 2029 Century Park East, Los Angeles, California, or at such other place, date, and time as may be mutually agreed upon by the parties hereto.

6.2 The Vendor will deliver possession of the Business Assets, free of any other claim to possession and any tenancies, to the Purchaser on the Closing Date.

6.3 Provided that there has been no material misrepresentation on the part of the Vendor and all of their respective obligations under this Agreement have been fulfilled, there will be no adjustment of the Purchase Price for any reason whatsoever.

7.          ASSUMPTION  OF  LIABILITY

7.1 It is understood and agreed that from and after the Closing Date the Purchaser will assume, pay, discharge and satisfy the Assumed Indebtedness of the Vendor to the creditors described in Schedule "13" - Assumed Indebtedness, and that at the Closing the Vendor and the Purchaser will execute and deliver an Assumption Agreement whereby the Purchaser covenants to assume and pay the Assumed Indebtedness and to indemnify and save harmless the Vendor in respect thereof.

7.2 Subject to the provisions of this Agreement, the Purchaser agrees to assume, pay, satisfy, discharge, perform and fulfill, from and after the Closing Date, all obligations and liabilities of the Vendor in respect of:

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(a)     the  accounts payable and accrued expenses of Vendor, provided, however, that the aggregate amount thereof to be assumed by the Purchaser at the Closing shall not exceed the total amount of accounts receivable, prepaid expenses, cash and cash equivalents included in the Business Assets;

(b) the Material Contracts described in Schedule "4" - Material Contracts and those contracts described in Schedules "5" - Employee Matters and Schedule "7" - Intellectual Property which are assigned to the Purchaser as set out in the Assignment and Assumption Agreement attached hereto as Schedule "16";

(c) the licenses, permits, approvals, consents, registrations, certificates and other authorizations described in Schedule "6" - Permits and Licenses;

(d) the agreements entered into by the Vendor in the ordinary course of the Business for the provision of services or goods to the Vendor; and

(e) the agreements entered into by the Vendor in the ordinary course of the Business for the sale of goods or the provision of services by the Vendor.

At the Closing Date, the Vendor and the Purchaser will deliver an Assignment and Assumption Agreement whereby the Vendor assigns all right, title, benefit and interest under the Material Contracts to the Purchaser and the Purchaser covenants to assume, perform and discharge all obligations and liabilities from and after the Closing Date and to indemnify and save harmless the Vendor in respect thereof and in respect of the foregoing assumed obligations in this Clause 7.2 and the Assumed Indebtedness, save to the extent that any loss or claim of the Vendor relates to a matter which was misrepresented by the Vendor hereunder or a failure by the Vendor to perform its covenants and obligations hereunder.

7.3 Both before and after the Closing Date, the Vendor and the Purchaser will make all reasonable efforts to obtain the release of the Vendor and, as may be applicable, the Principal of their respective obligations 'in respect of the Assumed Indebtedness and the Material Contracts, and without limiting the generality of Clause 19.1 the Vendor and the Purchaser will execute and deliver such documents and instruments and do such acts and things as may be required for said purposes.

7.4 Without in any way limiting Clause 10.3, the Purchaser will not assume, and the Vendor will be solely responsible for and will indemnify and hold harmless the Purchaser from and against, all product liability, product warranty and other claims and obligations respecting products manufactured or services rendered or sold by the Vendor in connection with the Business up to the Closing Date. Promptly after becoming aware of any such claim or obligation, the Purchaser shall notify Vendor thereof and the Purchaser shall cooperate with the Vendor in the Vendor's efforts to resolve such claim or satisfy such obligation. In the event that the Vendor fails to promptly resolve such claim or satisfy such obligation, the Vendor shall reimburse the Purchaser for all costs which it reasonably incurs as a result of any obligation that the Purchaser is required by law or by order of any court or regulatory authority to satisfy as the successor to Vendor or otherwise. Notwithstanding the foregoing, the parties acknowledge that prior to the Closing, the Purchaser has provided certain of the services required to be provided under certain Material Contracts and other contracts, and the parties agree that Vendor shall have no liability to Purchaser in respect of any claim or obligation arising in connection with such services provided by Purchaser.

8.          REPRESENTATIONS  AND  WARRANTIES  OF  THE  VENDOR

8.1 The Vendor represents and warrants to the Purchaser, with the intent that the Purchaser will rely thereon in entering into this Agreement and in concluding the transactions contemplated hereby, as follows, and the Principal also represents and warrants to his actual knowledge as follows:

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(a)     the  Vendor  is  a  limited liability company duly incorporated, validly existing, and in good standing under the laws of California, and has the power, authority, and capacity to carry on the Business as presently conducted and to enter into this Agreement and carry out its terms-,

(b) the execution and delivery of this Agreement and the completion of the transaction contemplated hereby have been duly and validly authorized by all necessary limited liability company action on the part of the Vendor, and this Agreement constitutes a valid and binding obligation of the Vendor enforceable against the Vendor in accordance with its terms; except as enforcement may be limited by bankruptcy, insolvency and other laws affecting the rights of creditors generally and except that equitable remedies may be granted only in the discretion of a court of competent jurisdiction;

(c)     Schedule  "2"  - Leased Property sets forth the Municipal address of the
Leased  Property  that  is  used  in  the  Business  and  leased  by the Vendor;

(d) the Vendor is not a party to any lease or agreement to lease in respect of any real property, whether as lessor or lessee, other than the Lease described in Schedule "2" - Leased Property. Schedule "2" - Leased Property sets out the parties to the Lease of the Leased Property, its date of execution and expiry date of such Lease, any options to renew, the locations of leased lands and premises and the rent payable thereunder. Except as described in Schedule "2" - Leased Property, the Vendor occupies the Leased Property and has the exclusive right to occupy and use the Leased Property. The Leases of both real and personal property are in good standing and in full force and effect, and neither the Vendor nor any other party thereto is in material breach of any covenants, conditions or obligations contained therein. The Vendor has provided a true and complete copy of the Lease and all amendments thereto to the Purchaser;

(e) Schedule "5" - Employee Matters, discloses all material particulars pertaining to the employment or engagement of any officers, directors, employees, and agents of the Vendor including particulars of any contracts, engagements, or commitments, whether oral or written, respecting bonuses, commissions, pensions, profit sharing, health benefits, group insurance and other such benefits;

(f) except as may otherwise be expressly stated in Schedule "5" - Employee Matters, every employee of the Business can be lawfully dismissed on less than two months notice and such dismissal would not give rise to any rights or valid claims for severance or termination pay or like compensation or any further liability of any nature or kind whatsoever;

(g) The Vendor is not, nor is any employer which is associated, related to or otherwise connected to the Vendor, a party to any collective agreement relating to the Business with any union, association of employees or bargaining agent, and no part of the Business, or any associated, related or otherwise connected business, is bound by any such collective agreement or has been certified as a unit appropriate for collective bargaining and there are no proceedings under applicable labour relations legislation or codes or any similar legislation in respect of union certification applications which are or could result in an obligation of or be binding upon the Vendor or any employer which is associated, related to or otherwise connected to the Vendor and there are no circumstances under which the provisions of any labour relations, human rights or employment standards legislation or codes can apply to the transactions contemplated by this agreement;

(h) The Vendor has not received notice of any complaints filed by any of the employees against the Vendor and is not aware of any facts or circumstances that may give rise to any complaints claiming that the Vendor has violated any applicable employment standards or human rights or similar legislation in any jurisdiction in which the Business is conducted or any complaints or proceedings of any kind involving the Vendor. All levies, assessments and penalties made against the Vendor pursuant to any applicable workers compensation regime have been paid by the Vendor and the Vendor has not been reassessed under any such legislation;

(i) all premiums for unemployment insurance, health premiums, pension plan premiums, accrued wages, salaries and commissions and employment benefit plan payments have been reflected in the books and records of the Vendor in all material respects;

(j) except as will be remedied by the consents, approvals, releases, and discharges described in Schedule "11" - Consents attached hereto, neither the execution and delivery of this Agreement nor the performance of the Vendor's obligations hereunder will:

(i) violate or constitute default under the constating documents, by-laws, or articles of the Vendor, any order, decree, judgment, statute, by-law, rule, regulation, or restriction applicable to the Vendor, the Business or any of the Business Assets, or any contract, agreement, instrument, covenant, mortgage, or security, including in particular the Material Contracts, the instruments described in Schedule "13"- Assumed Indebtedness, and the matters disclosed in Schedule "5" - Employee Matters, to which the Vendor is a party or which are binding upon the Vendor,

(ii) give any person the right to terminate or cancel any of the Material Contracts, the instruments described in Schedule "13" - Assumed Indebtedness, or the employee matters disclosed in Schedule "5" - Employee Matters,

(iii) to the knowledge of the Vendor, result in any fees, duties, taxes, assessments, penalties or other amounts becoming due or payable by the Purchaser under any sales tax legislation, other than California sales taxes payable.

(iv) give rise to acceleration of the time for payment of any moneys payable or for the performance of any obligation to be performed under the Material Contracts, the instruments described in Schedule "13" - Assumed Indebtedness, or the matters disclosed in Schedule "5" - Employee Matters,

(v) give rise to the creation or imposition of any Encumbrance on any of the Business Assets,

(vi) violate or constitute default under any license, permit, approval, consent or authorization held by the Vendor or necessary to the operation of the Business, or

(vii) violate or trigger any liability on behalf of the Purchaser pursuant to any legislation governing the sale of assets in bulk by the Vendor.

(k) the Vendor owns and possesses and has good and marketable title to the Business Assets free and clear of all Encumbrances of every kind and nature whatsoever except as disclosed in Schedule "8" - Permitted Encumbrances, attached hereto;

(l) to the knowledge of the Vendor, except as otherwise disclosed in Schedule "3" - Machinery and Equipment, and reasonable wear and tear excepted, the Business Assets are in good working order and in a functional state of repair and to the best of the knowledge of the Vendor there are no latent defects thereto;

(m) the Business Assets comprise all property and assets used by the Vendor in connection with the Business;

(n) except as disclosed in Schedule "8" - Permitted Encumbrances, attached hereto, the Vendor does not have any indebtedness which might by operation of law or otherwise now or hereafter constitute an Encumbrance upon any of the Business Assets;

(o) no person other than the Purchaser has any written or oral agreement or option or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option for the purchase or acquisition from the Vendor of any of the Business Assets, other than pursuant to purchase orders accepted by the Vendor in the ordinary course of the Business;

(p)     the  Vendor  is  not  the  beneficial or registered owner of and has not agreed to acquire any real property or any interest in any real property save for the leasehold interest now held by the Vendor in the Leased Property. The Vendor has the exclusive right to possess, use and occupy Leased Property pursuant to the lease therefor, free and clear of all Encumbrances, easements or other restrictions of any kind other than Permitted Encumbrances. To the knowledge of the Vendor, all buildings, structures, improvements and appurtenances situated on the Leased Property are in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted, and are adequate and suitable for the purposes for which they are currently being used, and the Vendor has adequate rights of ingress and egress for the operation of the Business in the ordinary course. None of such buildings, structures, improvements or appurtenances (or any equipment therein), nor the operation or maintenance thereof, violates any restrictive covenant or any provision of any federal, state, municipal or local law, ordinance, rule or regulation, or encroaches on any property owned by others. Without limiting the generality of the foregoing:

(i) to the knowledge of the Vendor, the Leased Property, the current uses thereof and the conduct of the Business comply in all material respects with all regulations, statutes, enactments, laws and by-laws, including, without limitation, those dealing with zoning, parking, access, loading facilities, landscaped areas, building construction, fire and public health and safety and Environmental Laws;

(ii) to the knowledge of the Vendor, no alteration, repair, improvement or other work has been ordered, directed or requested in writing to be done or performed to or in respect of the Leased Property or to any of the plumbing, heating, elevating, water, drainage or electrical systems, fixtures or works by any municipal, state or other competent authority, which alteration, repair, improvement or other work has not been completed, and the Vendor knows of no written notification having been given to it of any such outstanding work being ordered, directed or requested, other than those that have been complied with;

(iii) all accounts for work and services performed and materials placed or furnished upon or in respect of the Leased Property at the request of the Vendor have been fully paid and satisfied, and no person is entitled to claim a lien under any mechanics' builders' or construction lien legislation or similar legislation against the Leased Property or the Business Assets or any part thereof on account of any obligation of the Vendor, other than current accounts incurred in the ordinary course of business on an arms' length basis in respect of which the payment due date has not yet passed;

(iv) there is nothing owing in respect of the Leased Property by the Vendor to any municipal corporation or to any other corporation or commission owning or operating a public utility for water, gas, electrical power or energy, steam or hot water, or for the use thereof, other than current accounts in respect of which the payment due date has not yet passed;

(v) to the knowledge of the Vendor, the Leased Property (including all buildings, improvements and fixtures) is fit for its present use, and there are no material or structural repairs or replacements that are necessary or advisable and, without limiting the foregoing, there are no repairs to, or replacements of, the roof or the mechanical, electrical, heating, ventilating, air-conditioning, plumbing or drainage equipment or systems that are necessary or advisable; and none of the Leased Property is currently undergoing any alteration or renovation nor are any such alterations or renovations contemplated; and

(vi) the Leased Property is fully serviced and has suitable access to public roads, and there are no outstanding levies, charges or fees assessed against the Leased Property by any public authority (including development or improvement levies, charges or fees) that are payable by the Vendor;

(q) except as otherwise provided herein, Schedule "4" - Material Contracts, discloses all contracts, engagements, and commitments, whether oral or written, relating to the Business or the Business Assets including in particular contracts, engagements, and commitments:

(i)     out  of  the  ordinary  course  of  Business,

(ii) which entail the payment of in excess of $2,500.00 during any one year period,

(iii) respecting ownership of or title to any interest or claim in or to any real or personal property making up the Business Assets,

(iv)     respecting  Intellectual  Property;

(v) respecting any agreement of guarantee, support, indemnification, assumption or endorsement of, or any similar commitment with respect to, the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any other person except for cheques endorsed for collection in the ordinary course of the Business;

(vi) any employment or consulting contracts or any other contract with any officer, employee or consultant, other than oral contracts of indefinite hire terminable by the Vendor without cause on reasonable notice;

(vii) any profit-sharing, bonus, stock option, pension, retirement, disability, stock purchase, medical, dental, hospitalization, insurance or similar plan or agreement providing benefits to any current or former director, officer, employee or consultant;

(viii) any trust indenture, mortgage, promissory note, loan agreement, guarantee or other contracts for the borrowing of money or a leasing transaction of the type required to be capitalized in accordance with generally accepted accounting principles;

(ix) any contracts for capital expenditures in excess of $5,000 in the aggregate;

(x) any contract for the sale of any assets other than sales of services to customers in the ordinary course of the Business;

(xi) any contract pursuant to which the Vendor is a lessor of any machinery, equipment, motor vehicles, furniture, fixtures or other personal property;

(xii) any confidentiality, secrecy or non-disclosure contract, (whether the Vendor is a beneficiary or obligant thereunder) relating to any proprietary or confidential information or any non-competition or similar contract;

(r) Schedule "4" - Material Contracts, contains a copy of, or an accurate and complete description of all material particulars respecting, each of the Material Contracts and except as disclosed in said Schedule:

(i) there has not been any default in any obligation or liability in respect of said contracts, engagements, or commitments by the Vendor and the Vendor has performed all of the material obligations required to be performed by it and is entitled to all benefits under the Material Contracts;

(ii) there has not been any amendment, modification, variation, surrender, or release of said contracts, engagements, and commitments; and

(iii) each of said contracts, engagements, and commitments is in good standing and in full force and effect and the Vendor has performed all of the material obligations required to be performed by it and is entitled to all benefits thereunder, and is not in default or alleged to be in default in respect of any Material Contract or any other Contracts, engagements or commitments provided for in this Agreement, to which the Vendor is a party or by which it is bound;

(s) Schedule "13" - Assumed Indebtedness, contains an accurate and complete description of all instruments evidencing or pertaining to and all material particulars respecting the Assumed Indebtedness including the amounts thereof as at the dates therein specified (or where the exact amount cannot be obtained, reasonably accurate estimates thereof) and the material terms of repayment and interest rates applicable thereto;

(t) all material Licenses required for the conduct in the ordinary course of the operations of the Business and the uses to which the Business Assets have been put have been obtained and are in good standing and such conduct and uses are in compliance in all material respects with such licenses and permits and with all laws, zoning and other bylaws, building and other restrictions, rules, regulations, and ordinances applicable to the Business and the Business Assets and neither the execution and delivery of this Agreement nor the completion of the purchase and sale hereby contemplated will give any person the right to terminate or cancel the said licenses or permits or affect such compliance;

(u) except as disclosed in Schedule "10" - Legal and Regulatory Proceedings, there are no actions, suits, proceedings, investigations, complaints, orders, directives, or notices of defect or noncompliance by or before any court, governmental or domestic commission, department, board, tribunal, or authority, or administrative, licensing, or regulatory agency, body, or officer issued, pending, or to the best of the Vendor's knowledge threatened against or affecting the Vendor or in respect of the Business or any of the Business Assets;

(v) to the knowledge of the Vendor, the Financial Statements of the Vendor attached hereto as Schedule "1" - Financial Statements, were prepared in all material respects in accordance with generally accepted accounting principles consistently applied (except for the absence of footnotes) and are true and correct in all material respects and present fairly and completely in all material respects the assets, liabilities (whether accrued, absolute, contingent or otherwise), and the financial condition of the Vendor and the results of the operation of the Business for the periods reported thereby to the extent provided by generally accepted financial statements. The financial position and condition of the Vendor is now at least as good as that shown on or reflected in the interim financial statements provided to the Purchaser;

(w) the books and records of the Vendor present fairly and completely in all material respects, the matters which said books and records purport to present, and all material financial transactions of the Vendor relating to the Business have been accurately recorded in said books and records;

(x) there is no requirement applicable to the Vendor to make any filing with, give any notice to or to obtain any license, permit, certificate, registration, authorization, consent or approval of, any governmental or regulatory authority as a condition to the lawful consummation of the transactions contemplated by this Agreement, except for the filings, notifications, licenses, permits, certificates, registrations, consents and approvals described in Schedule "11" - Consents, or that relate solely to the identity of the Purchaser or the nature of any business carried on by the Purchaser. There is no requirement under any Material Contract relating to the Business or the Business Assets to which the Vendor is a party or by which it is bound to give any notice to, or to obtain the consent or approval of, any party to such agreement, instrument or commitment relating to the consummation of the transactions contemplated by this Agreement except for the notifications, consents and approvals described in Schedule "11" - Consents;

(y) except as set forth in Schedule "4", since December 31, 1999, the Business has been carried on only in the ordinary and normal course consistent with past practices and there has not been:

(i) any change, event, or circumstance which would materially adversely affect the affairs, assets, liabilities, earnings, prospects, operation, or condition of the Business;

(ii) any loss, damage, or destruction, whether or not covered by insurance, which would materially adversely affect the affairs, prospects, operations, or condition of the Business or the Business Assets;

(iii) any material increase in the compensation or benefits payable or to become payable by the Vendor to any of its officers, directors, employees, or agents;

(iv) any obligation or liability (whether absolute, accrued, contingent or otherwise and whether due or to become due) incurred by the Vendor in connection with the Business, other than those incurred in the ordinary and normal course of the Business and consistent with past practice;

(v) any license, sale, assignment, transfer, disposition, pledge, mortgage of granting of a security interest or other Encumbrance on or over any of the Business Assets, other than sales of inventory to customers in the ordinary and normal course of the Business;

(vi) any capital expenditures or commitments relating to the Business or Business Assets in excess of $5,000;

(vii) any cancellation of any debts or claims or any amendment, termination or waiver of any rights of value to the Business in amounts exceeding $5,000 in each instance or $10,000 in the aggregate;

(z) any material change in the accounting or tax practices followed by the Vendor;

(aa) Vendor has filed or caused to be filed all material tax returns of Vendor which have become due (taking into account valid extensions of time to file) prior to the date hereof, such returns are accurate and complete in all material respects and Vendor has paid or caused to be paid all taxes due, in each case to the extent Purchaser would incur liability for Vendor's failure to file such returns or pay such taxes. There are no outstanding tax liens that have been filed by any tax authority against any property or assets of the Business. No claims are being asserted in writing with respect to any taxes relating to the Business for which Purchaser reasonably could be held liable and Vendor knows of no basis for the assertion of any such claim;

(bb) the Vendor, in connection with the Business, has not used or permitted to be used, except in compliance with all Environmental Laws, any of its property (including any of the Leased Property) or facilities to generate, manufacture, process, distribute, use, treat, store, dispose of, transport or handle any Hazardous Substance;

(cc) the Vendor has never received any notice of or been prosecuted for non-compliance with any Environmental Laws, nor has the Vendor settled any allegation of non-compliance short of prosecution. There are no orders or directions relating to environmental matters requiring any work, repairs or construction or capital expenditures to be made with respect to the Business or the Business Assets, nor has the Vendor received notice of any of the same;

(dd) the Vendor has not caused or permitted, nor does it have any knowledge of, the release, in any manner whatsoever, of any Hazardous Substance on or from any of its properties or assets (including any of the Leased Property) utilized in the Business, or any such release on or from a facility owned or operated by third parties, but with respect to which the Vendor in connection with the Business is or may reasonably be alleged to have liability. All Hazardous Substances and all other wastes and other materials and substances used in whole or in part by the Vendor in connection with the Business or resulting from the Business have been disposed of, treated and stored in compliance with all Environmental Laws;

(ee) the Vendor has not received any notice that the Vendor is potentially responsible for a federal, state, municipal or local clean-up site or corrective action under any Environmental Laws in connection with the Business. The Vendor, in connection with the Business, has not received any request for information in connection with any federal, state, municipal or local inquiries as to disposal sites;

(ff) the Vendor has delivered to the Purchaser a true and complete copy of all environmental audits, evaluations, assessments, studies or tests relating to the Business or Business Assets of which it is aware;

(gg) Schedule "7" - Intellectual Property, sets out all registered or pending Intellectual Property (including particulars of registration or application for registration) and all licenses, registered user agreements and other contracts that comprise or relate to Intellectual Property. The Intellectual Property comprises all trade or brand names, business names, trade marks, service marks, copyrights, patents, trade secrets, know-how, inventions, designs and other industrial or intellectual property necessary to conduct the Business. The Vendor is the beneficial owner of the Intellectual Property, free and clear of all Encumbrances, and is not a party to or bound by any contract or any other obligation whatsoever that limits or impairs its ability to sell, transfer, assign or convey, or that otherwise affects, the Intellectual Property. No person has been granted any interest in or right to use all or any portion of the Intellectual Property. The conduct of the Business does not infringe upon the industrial or intellectual property rights, domestic or foreign, of any other person. The Vendor is not aware of a claim of any infringement or breach of any industrial or intellectual property rights of any other person, nor has the Vendor received any notice that the conduct of the Business, including the use of the Intellectual Property, infringes upon or breaches any industrial or intellectual property rights of any other person, and the Vendor, after due inquiry, has no knowledge of any infringement or violation of any of its rights in the Intellectual Property. The Vendor is not aware of any state of facts that casts doubt on the validity or enforceability of any of the Intellectual Property. The Vendor has provided to the Purchaser a true and complete copy of all contracts and amendments thereto that comprise or relate to the Intellectual Property;

(hh) Schedule "9" - Insurance Policies, sets out all insurance policies (specifying the insurer, the amount of the coverage, the type of insurance, the policy number and any pending claims thereunder) maintained by the Vendor on the Business Assets or personnel as of the date hereof and true and complete copies of the most recent inspection reports, if any, received from insurance underwriters or others as to the condition of the Business Assets. The Vendor is not in default with respect to any of the provisions contained in any such insurance policy and has not failed to give any notice or present any claim under any such insurance policy, in due and timely fashion. The Vendor has provided or will provide upon request a true copy of each insurance policy referred to in Schedule "9" - Insurance Policies, to the Purchaser;

(ii)     With  respect  to  the  Business:

(i) the Vendor has not since March 29, 2000 made any payment or loan to, or borrowed any moneys from or is otherwise indebted to, any officer, director, employee, shareholder or any other person not dealing at arm's length with the Vendor (within the meaning of the Internal Revenue Code) or any Affiliate or Associate of any of the foregoing, except as disclosed in the Financial Statements and except for usual employee reimbursements and compensation paid in the ordinary course of the Business; and

(ii) except for contracts of employment described in Schedule "5" - Employee Matters, attached hereto, the Vendor is not a party to any contract with any officer, director, employee, shareholder or any other person not dealing at arm's length with the Vendor (within the meaning of the Internal Revenue Code) or any Affiliate or Associate of any of the foregoing.

Except as previously disclosed by the Vendor to the Purchaser, no officer, director or shareholder of the Vendor and no entity that is an Affiliate or Associate of one or more of such individuals:

(iii) owns, directly or indirectly, any interest in (except for shares representing less than one per cent of the outstanding shares of any class or series of any publicly traded company), or is an officer, director, employee or consultant of, any person that is, or is engaged in business as, a competitor of the Business or a lessor, lessee, supplier, distributor, sales agent or customer of the Business;

(iv) owns, directly or indirectly, in whole or in part, any property that is used by the Vendor in the operations of the Business, except for intellectual property of PromotionalPlanet.com licensed to the Vendor; or

(v) has any cause of action or other claim whatsoever against, or owes any amount to, the Vendor in connection with the Business, except for any liabilities reflected in the Financial Statements and claims in the ordinary course of business such as for accrued vacation pay and accrued benefits under Employee Plans;

(jj) Schedule "15" - Major Customers, sets out the major customers of the Business and there has been no termination or cancellation of, and no modification or change in, the Vendor's business relationship with any major customer or group of major customers. The Vendor has no reason to believe that the benefits of any relationship with any of the major customers or suppliers of the Business will not continue after the Closing Date in substantially the same manner as prior to the date of this Agreement;

(kk) Schedule "5" - Employee Matters, identifies each employee plan, and a true and complete copy of each Employee Plan has been furnished to the Purchaser. Each Employee Plan has been maintained in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations that are applicable to such Employee Plan;

(ll) except as described in Schedule "5" - Employee Matters, all contributions to, and payments from, each Employee Plan that may have been required to be made in accordance with the terms of any such Employee Plan, or with the recommendation of the actuary for such Employee Plan, and, where applicable, the laws of the jurisdictions that govern any such Employee Plan, have been made in a timely manner;

(mm) all material reports, returns and similar documents (including applications for approval of contributions) with respect to any Employee Plan required to be filed with any government agency or distributed to any Employee Plan participant have been duly filed in a timely manner or distributed;

(nn) there are no pending investigations by any governmental or regulatory agency or authority involving or relating to any Employee Plan, no threatened or pending claims (except for claims for benefits payable in the normal operation of the Employee Plans), suits or proceedings against any Employee Plan or asserting any rights or claims to benefits under any Employee Plan that could give rise to a liability nor, to the knowledge of the Vendor, are there any facts that could give rise to any liability in the event of such investigation, claim, suit or proceeding;

(oo) no notice has been received by the Vendor of any complaints or other proceedings of any kind involving the Vendor or, to the Vendor's knowledge, any of the employees of the Vendor before any pension board or committee relating to any Employee Plan or to the Business or the Business Assets;

(pp) the assets of each Employee Plan are at least equal to the liabilities of such Employee Plans based on the actuarial assumptions utilized in the most recent valuation performed by the actuary for such Employee Plan, and neither the Purchaser nor any of its Associates or Affiliates will incur any liability with respect to any Employee Plan as a result of the transactions contemplated by this Agreement;

(qq) there are no liabilities of the Vendor or its Associates or Affiliates, whether or not accrued and whether or not determined or determinable, in respect of which the Purchaser may become liable on or after the Closing Date, other than the Assumed Indebtedness; and

(rr) no triggering event has occurred under any matrimonial legislation relevant to the Principal which could give rise to a requirement on the part of the Purchaser to pay the Purchase Price or any part thereof to Principal's spouse.

9.           REPRESENTATIONS  OF  THE  PURCHASER

9.1 The Purchaser represents and warrants to the Vendor as follows, with the intent that the Vendor will rely thereon in entering into this Agreement and in concluding the purchase and sale contemplated hereby, that:

(a) the Purchaser is a corporation duly incorporated, validly existing, and in good standing under the federal laws of Canada and has the power, authority, and capacity to enter into this Agreement and to carry out its terms;

(b) the execution and delivery of this Agreement and the completion of the transactions contemplated hereby has been duly and validly authorized by all necessary corporate action on the part of the Purchaser, and this Agreement constitutes a valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms; except as enforcement may be limited by bankruptcy, insolvency and other laws affecting the rights of creditors generally and except that equitable remedies may be granted only in the discretion of a court of competent jurisdiction;

(c) there is no requirement for the Purchaser to make any filing with, give any notice to or obtain any license, permit, certificate, registration, authorization, consent or approval of, any government or regulatory authority as a condition to the lawful consummation of the transactions contemplated by this Agreement;

(d) Neither the execution and delivery of this Agreement nor the performance of the Purchaser's obligations hereunder will violate or constitute a default under the constating documents, by-laws, or articles of the Purchaser, any order, decree, judgment, statute, by-law, rule, regulation, or restriction applicable to the Purchaser, or any contract, agreement, instrument, covenant, mortgage or security to which the Purchaser is a party or which are binding upon the Purchaser;

(e) Purchaser has made available to the Vendor a true and complete copy of each annual, quarterly and other reports, registration statements (without exhibits) and definitive proxy statement filed by Purchaser with the Securities and Exchange Commission (the "SEC") since January 1, 1999 (the "Purchaser SEC Documents"). As of their respective filing dates, the Purchaser SEC Documents complied in all material respects with the requirements of the Securities Act and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Purchaser SEC Documents, and none of the Purchaser SEC
Documents contained on their filing dates any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent corrected by a subsequently filed Purchaser SEC Document. The financial statements of Purchaser included in the Purchaser SEC Documents (the "Purchaser Financial Statements") complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited financial statements, as permitted under Form 10-Q under the Exchange Act) and fairly presented the consolidated financial position of Purchaser and its consolidated subsidiaries as of the respective dates thereof and the consolidated results of Purchaser's operations and cash flows for the periods indicated (subject to, in the case of unaudited statements, to normal and recurring year-end audit adjustments). There has been no change in Purchaser's accounting policies, except as described in the notes to the Purchaser Financial Statements or as required by generally accepted accounting principles. Since the date of the most recent balance sheet included in a Purchaser SEC Document, there has been no material adverse effect on the business, operations, assets, condition (financial or otherwise) or prospects of the Purchaser;

(f) The authorized stock of the Purchaser consists of 200,000,000 shares of Common Stock, no par value, of which 126,973,637 were issued and outstanding as of May 10, 2000 and 150,000,000 shares of Class A Preferred Stock, no par value and 150,000,000 shares of Class B Preferred Stock, no par value. No shares of Preferred Stock are issued and outstanding. There are approximately 100,000 outstanding options to acquire shares of Common Stock of the Purchaser at $1.40 per share. There are approximately 3,880,000 warrants outstanding to acquire Common Stock of the Purchaser, of which approximately 1,000,000 are exercisable at $1.00 per share of Common Stock and the balance of which are exercisable for no additional consideration.

(g) The shares of Purchaser Common Stock to be issued to the Vendor under this Agreement or under the Employment Agreement to be entered into pursuant hereto will, when so issued, be duly authorized, validly issued, fully paid, non-assessable, free of any Encumbrances and not subject to any preemptive rights or rights of first refusal created by statute or the charter documents or Bylaws of Purchaser or any agreement to which Purchaser is a party or is bound and will be issued in compliance with federal and state securities laws; and

(h) except as disclosed in the Purchaser SEC Documents, (i) there are no actions, suits, proceedings, investigations, complaints, orders, directives, or notices of defect or non-compliance by or before any court, governmental or domestic commission, department, board, tribunal, or authority, or administrative, licensing, or regulatory agency, body, or officer issued, pending, or to the best of the Purchaser's knowledge threatened against or affecting the Purchaser; and (ii) the Purchaser is in compliance in all material respects with all applicable laws applicable to Purchaser and its business.

10.          COVENANTS  OF  THE  VENDOR

10.1 Between the date of this Agreement and the Closing Date, the Vendor covenants and agrees that the Vendor:

(a) will not sell or dispose of any of the Business Assets, except only the sale of services in the ordinary course of business and will preserve the Business Assets intact without any further Encumbrances;

(b) will not make or agree to make any payment to any of the officers, directors, employees, or agents of the Vendor except in the ordinary course of business and at the regular rates of compensation now in effect or as reasonable reimbursement for expenses incurred by such persons in connection with the Business;

(c) will conduct the Business diligently and only in the ordinary course consistent with past practice, keep the Business Assets in their present state, and endeavour to preserve the organization of the Business intact and the goodwill of the suppliers and customers and others having business relations with the Vendor relating to the Business;

(d) will maintain insurance coverage of the scope and in the amounts now held in full force and effect and will give all notices and present all claims under all policies of insurance in a due and timely fashion;

(e) will afford the Purchaser and its authorized representatives full access during normal business hours to the Business Assets and all other property and assets utilized in the Business and without limitation all title documents, abstracts of title, deeds, leases, contracts, financial statements, policies, reports, licenses, books, records, and other such material relating to the Business, and furnish such copies thereof and other information, as the Purchaser may reasonably request;

(f) will use its best efforts to procure and obtain at or prior to the Closing Date all such consents, approvals, releases, and discharges as may be required to effect the transactions contemplated hereby from all federal, state, municipal or other governmental or regulatory bodies and from all other third parties as necessary;

(g) will immediately following the execution hereof, deliver to the Purchaser true copies of the Material Contracts and full particulars of and true copies of all instruments evidencing or pertaining to the Assumed Indebtedness;

(h) at the request of the Purchaser, the Vendor will execute such consents, authorizations and directions as may be necessary to permit any inspection of the Business or any of the Business Assets or to enable the Purchaser or its authorized representatives to obtain full access to all files and records relating to the Business or the Business Assets maintained by governmental or other public authorities;

(i) the Vendor will pay and discharge the liabilities of the Vendor relating to the Business in the ordinary course and consistent with the previous practice of the Vendor, except those contested in good faith by the Vendor;

(j) comply, at the Vendor's sole expense, with the obligation which the Vendor may have under any legislation or rule of law which pertains to the sale of assets in bulk by the Vendor;

(k) the Vendor will use its best efforts to take or cause to be taken all necessary corporate action, steps and proceedings to approve and authorize validly and effectively the transfer of the Business Assets to the Purchaser and the execution and delivery of this Agreement and any other Agreements or documents contemplated hereby and to cause all necessary meetings of members or managers of the Vendor to be held for such purpose; and

(1) will not, without the prior written consent of the Purchaser, enter into any transaction or refrain from doing any action that, if effected before the date of this Agreement, would constitute a breach of any representation, warranty, covenant or other obligation of the Vendor contained herein, and the Vendor will not enter into any material supply agreements relating to the Business or make any material decisions or enter into any material contracts with respect to the Business without the consent of the Purchaser, which consent will not be unreasonably withheld.

10.2 The Vendor will within 30 days after the Closing Date, change its name and the names of any of its Associates or Affiliates that include the words "Sullivan Park" to a name dissimilar to the Business name. The Vendor agrees that from and after the Closing Date none of the Vendor, the Principal or any of their Associates or Affiliates will use the words "Sullivan Park" or any part thereof or any similar words in any business name or business venture.

10.3 Subject to the limitations set forth below, the Vendor covenants and agrees to indemnify and hold harmless the Purchaser from and against:

(a) except as to the Assumed Indebtedness and other obligations which by the terms hereof are specifically to be assumed or paid by the Purchaser, any and all debts, obligations, and liabilities, whether accrued, absolute, contingent, or otherwise, existing at the time of Closing, respecting the Business or the Business Assets; and the Purchaser may, but will not be bound to, pay or perform same and all moneys so paid by the Purchaser in doing so will constitute indebtedness of the Vendor to the Purchaser hereunder;

(b) any and all Losses resulting from any misrepresentation, misstatement, breach of warranty, or the non-fulfillment of any covenant on the part of the Vendor under this Agreement or under any document or instrument delivered pursuant hereto or in connection herewith; and

(c) any and all Losses which arise or are made or claimed against or are suffered or incurred reasonably by the Purchaser in respect of any of the foregoing; and

(d) any and all Losses suffered or incurred by the Purchaser as a result of or arising directly or indirectly out of or in connection with any liability incurred by the Vendor in respect of the operation of the Business up to the Closing Date, except for liabilities specifically assumed hereunder.

10.4 The Vendor confirms that Schedule "5" - Employee Matters sets out complete and accurate list of the names of the Employees and the key terms of their employment by the Vendor. The Purchaser agrees that it will offer employment to all Employees listed on Schedule "5" - Employee Matters, effective as at the Closing Date on substantially the same terms and conditions of employment as are set out in Schedule 5. The Vendor will indemnify and save harmless the Purchaser from and against all Losses suffered or incurred by the Purchaser as a result of or arising directly or indirectly out of, in connection with or pursuant to any claims by employees of the Business, other than claims by transferred Employees who accept the Purchaser's offers of employment with respect to their employment with the Purchaser. No employee of the Business will be entitled to any rights under this sub-section or under any other provisions of this Agreement. The Vendor will not attempt in any way to discourage any of the Employees from accepting any offer of employment to be made by the Purchaser and will not solicit the services of such Employees during a one-year period following the Closing Date without the consent in writing of the Purchaser, which consent may be unreasonably withheld.

10.5 The Vendor will employ all of the Employees set out in Schedule "5" - Employee Matters, until the Closing Date, except for any employees who prior to the Closing Date:

(a)     are  terminated  for  cause;

(b) are terminated with the Purchaser's consent, which consent will not be unreasonably withheld;

(c)     voluntarily  resign;  or

(d)     retire.

10.6 Without in any way limiting Section 10.3, the Purchaser will not assume any liability for accrued benefits under any of the Employee Plans. The Purchaser agrees that for the purpose of determining the eligibility of a Transferred Employee for membership or benefits under the Purchaser's employee benefit plans:

(a) their period of employment will include employment with both the Vendor and the Purchaser and will be deemed not to have been Interrupted at the Closing Date;

(b) their period of membership will include membership in both the Employee Plans and the Purchaser's employee benefit plans and will be deemed not to have been interrupted at the Closing Date;

provided that no Transferred Employee will be entitled to benefits under any disability plan sponsored by the Purchaser in respect of any condition existing at or event occurring prior to the Closing Date. The Transferred Employees will begin to accrue benefits under Purchaser's employee benefit plans as of the Closing Date in respect of their employment by the Purchaser. The Purchaser agrees to obtain the required approvals of the applicable federal and state regulatory authorities in connection with the establishment and registration of such employee benefit plans.

10.7 The exercise of any rights or inspection by or on behalf of the Purchaser under Clause 10.1 will not mitigate or otherwise affect any of the representations and warranties of the Vendor hereunder which will continue in full force and effect as provided in Clause 8.1.

10.8 Subject to the limitations set forth below, the Principal covenants and agrees to indemnify and hold harmless the Purchaser from and against any and all Losses resulting from any failure of the representations and warranties of the Principal (which are limited to the Principal's actual knowledge) to be true and correct on the Closing Date. The obligation of Principal under this Section
10.8 shall apply if and only to the extent that the Vendor fails to satisfy its obligations to indemnify the Purchaser for such failure.

10.9 The representations and warranties contained herein shall survive for a period of eighteen months from the Closing Date and shall then expire. Upon the expiration of a representation or warranty pursuant to this Section 10.9, unless written notice of a claim based on such representations or warranty specifying in reasonable detail the facts on which the claim is based shall have been delivered to the Vendor and Principal prior to the expiration of such representation or warranty, such representation or warranty shall be deemed to be of no further force or effect, as if never made, and no action may be brought based on the same, whether for breach of contract, tort or under any other legal theory.

10.10 No claim for indemnification will be made by the Purchaser hereunder unless the aggregate of all Losses incurred by the Purchaser and any related indemnified parties otherwise indemnified against hereunder exceeds $15,000 and only to the extent of any such Losses in excess of $15,000.

10.11 No claim for indemnification of Losses (whether in an action for indemnification or otherwise) may be made by the Purchaser hereunder to the extent the aggregate Losses claimed (including any Losses previously recovered) by such party exceeds 50 % of the Purchase Price.

10.12 If the Vendor makes any payment under this Section 10 in respect of any Losses, the Vendor or Principal, as the case may be, shall be subrogated, to the extent of such payment, to the rights of Purchaser or such indemnified party against any insurer or third party with respect to such Losses.

10.13 The Vendor or Principal may elect to satisfy any obligation hereunder to the Purchaser by agreeing to reduce the number of Purchase Shares issuable hereunder or by returning to the Purchaser shares of the Purchaser's common stock issued. For purpose of determining the number of shares required in order to satisfy the Vendor's or Principal's obligations hereunder, such shares shall be deemed to have a value equal to the price per share at which such shares are traded as of the Payment Date.

10.14 The remedy of indemnification provided in this Section 10 shall be the exclusive remedy for monetary damages (whether at law or in equity). Without limiting the foregoing, neither Vendor nor Principal, nor any of their respective members, managers, employees, agents, Affiliates, legal advisers or representatives shall have any liability or obligation to Purchaser in respect of any statement, representation, warranty or assurance of any kind made by Vendor, Principal or any of their respective representatives or any other person.

10.15 Notwithstanding anything to the contrary elsewhere in this Agreement or any other document contemplated hereby, no party (or its Affiliates) shall, in any event, be liable to the other party (or its Affiliates) for any consequential damages, including, but not limited to, loss of revenue or income, cost of capital, or loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement. Each party agrees that it will not seek punitive damages as to any matter under, relating to or arising out of the transactions contemplated hereby.

11.     COVENANTS  OF  THE  PURCHASER

11.1 Between the date of this Agreement and the Closing Date, the Purchaser will make all reasonable efforts to obtain and procure in co-operation with the Vendor all consents, approvals, releases, and discharges required to effect the transactions contemplated hereby.

11.2 Without limiting the provisions of Clauses 7.1 and 7.2 hereof, the Purchaser will, from and after the Closing Date, pay as and when same become due and payable all debts and liabilities of the Business and punctually observe and perform all obligations to be performed in respect of the Business after the date hereof unless such debts and liabilities were incurred on a basis which makes any representation of the Vendor materially untrue or inaccurate. The Purchaser will indemnify and save harmless the Vendor from and against:

(a) all claims, actions, suits, proceedings, demands, assessments, judgments, charges, penalties, costs, and expenses (including the full amount of any legal expenses invoiced to the Vendor) which arise or are made or claimed against or suffered or incurred by the Vendor as a result of the Purchaser's failure to so pay, observe, or perform including, without limitation, the Purchaser's failure to pay, satisfy, discharge, perform or fulfill any of the Assumed Indebtedness or other obligations to be assumed by the Purchaser hereunder;

(b) any breach by the Purchaser of or any inaccuracy of any representation or warranty contained in this Agreement or in any agreement, instrument, certificate or other document delivered pursuant hereto;

(c) any breach or nonperformance by the Purchaser of any covenant to be performed by it that is contained in this Agreement or in any agreement, certificate or other document delivered pursuant hereto.

12.          NON  MERGER

12.1 The representations, warranties, covenants, and agreements of the Vendor contained herein and those contained in the documents and instruments delivered pursuant hereto or in connection herewith will survive the Closing Date for a period of eighteen months, and notwithstanding the completion of the transactions contemplated hereby, the waiver of any condition contained herein (unless such waiver expressly releases the Vendor of such representation, warranty, covenant, or agreement), or any investigation by the Purchaser, same will remain in full force and effect.

12.2 The representations, warranties, covenants, and agreements of the Purchaser contained herein and those contained in the documents and instruments delivered pursuant hereto or in connection herewith will survive the Closing Date for a period of eighteen months, and notwithstanding the completion of the transactions contemplated hereby, the waiver of any condition contained herein (unless such waiver expressly releases the Purchaser of such representation, warranty, covenant, or agreement), or any investigation by the Vendor, same will remain in full force and effect.

13.     CONDITIONS  PRECEDENT

13.1 The obligation of the Purchaser to consummate the transactions herein contemplated is subject to the fulfillment of each of the following conditions precedent at the times stipulated:

(a) that the representations and warranties of the Vendor contained herein are true and correct on and as at the Closing Date with the same force and effect as if such representations and warranties were made as at the Closing Date, except as may be in writing disclosed to and approved by the Purchaser;

(b) that all the terms, covenants, conditions, agreements, and obligations hereunder on the part of the Vendor to be performed or complied with at or prior to the Closing Date, including in particular the Vendor's obligation to deliver the documents and instruments herein provided for in Clause 14, have been performed and complied with as at the Closing Date;

(c) that between the date hereof and the Closing Date no change, event, or circumstance has occurred which materially adversely affects the Business Assets or the prospects, operation, or condition of the Business or which, significantly reduces the value of the Business or the Business Assets to the Purchaser;

(d) that between the date hereof and the Closing Date there has not been any substantial loss, damage, or destruction, whether or not covered by insurance, to any of the Business Assets;

(e) no legal or regulatory action or proceeding will be pending or threatened by any person to enjoin, restrict or prohibit the purchase and sale of the Business Assets contemplated hereby;

(f) that at the Closing Date, there will have been obtained from all appropriate federal, state, municipal or other governmental or administrative bodies such licenses, pen-nits, consents, approvals, certificates, registrations and authorizations as are required to be obtained by the Vendor to permit the change of ownership of the Business Assets contemplated hereby, and all notices, consents and approvals with respect to the transfer or assignment of the Material Contracts, including, without limitation those described in Schedule "4" hereof have been obtained;

(g) that at the Closing Date, the Vendor will have given or obtained the notices, consents and approvals described in Schedule "11" - Consents, in each case in form and substance satisfactory to the Purchaser, acting reasonably;

The foregoing conditions of this Clause 13.1 are for the exclusive benefit of the Purchaser and may be waived in whole or in part by the Purchaser at any time. If any of the conditions contained in this Clause 13.1 will not be performed or fulfilled at or prior to the Closing Date to the satisfaction of the Purchaser, acting reasonably, the Purchaser, may, by notice to the Vendor, terminate this Agreement and the obligations of the Vendor and the Purchaser under this agreement, provided that the Purchaser may also bring an action pursuant to Clause 10.3 against the Vendor for damages suffered by the Purchaser where the non-performance or non-fulfillment of the relevant condition is as a result of a breach of covenant, representation or warranty by the Vendor.

13.2 The obligation of the Vendor to consummate the transactions herein contemplated is subject to the fulfillment of each of the following conditions precedent at the times stipulated:

(a) that the representations and warranties of the Purchaser contained herein are true and correct on and as of the Closing Date with the same force and effect as if such representations and warranties were made as at the Closing Date, except as may be in writing disclosed to and approved by the Vendor;

(b) that all terms, covenants, conditions, agreements, and obligations hereunder on the part of the Purchaser to be performed or complied with at or prior to the Closing, including in particular the Purchaser's obligation to deliver the documents and instruments herein provided for in Clause 15, have been performed and complied with as at the Closing.

13.3 The foregoing conditions of this Clause 13.2 are for the exclusive benefit of the Vendor and may be waived in whole or in part by the Vendor at any time. If any of the conditions contained in this Clause 13.2 will not be performed or fulfilled at or prior to the Closing Date to the satisfaction of the Vendor acting reasonably, the Vendor may, by notice to the Purchaser, terminate this Agreement and the obligations of the Vendor and the Purchaser under this Agreement, provided that the Vendor may also bring an action pursuant to Clause 11.2 against the Purchaser for damages suffered by it where the non-performance or non-fulfillment of the relevant condition is as a result of a breach of covenant, representation or a warranty by the Purchaser.

13.4 The obligation of both the Purchaser and the Vendor to consummate the transactions herein contemplated is subject to the settlement, execution and delivery of an employment and confidentiality agreement between the Purchaser and the Vendor in the form of Schedule 12 Employment Agreement (the "Employment Agreement"). The condition in this Clause 13.4 is for the mutual benefit of the Purchaser and the Vendor and may only be waived by both of them together and not by one of them unilaterally.

14.          TRANSACTIONS  OF  THE  VENDOR  AT  THE  CLOSING

14.1 At the Closing Date, the Vendor will execute and deliver or cause to be executed and delivered all deeds, conveyances, bills of sale, transfers, assignments, agreements, certificates, documents, and instruments as may be necessary to effectively vest good and marketable title to the Business Assets in the Purchaser free and clear of any Encumbrances (except the Permitted Encumbrances or as may be otherwise specifically provided herein) and without limiting the foregoing, will execute and deliver or cause to be executed and delivered:

(a)     a  bill  of  sale  (Absolute)  for  the  Equipment;

(b)     a  general  conveyance  of  the  Business  Assets;

(c) all consents, approvals, releases, and discharges as may be required to effect the transactions contemplated hereby, including in particular those described in Schedule "11" - Consents;

(d) signed letters on the Vendor's letterhead in the form attached hereto as Schedule "14" and addressed envelopes directed to each of the regular customers of the Business;

(e) a certificate of the Vendor dated the Closing, acceptable in form and content to the solicitors for the Purchaser, certifying that the conditions set out in Clause 13.1 have been satisfied;

(f) for the purposes of Clauses 7.1 hereof, an affidavit of the Vendor setting forth the names and addresses of the creditors pertaining to the Assumed Indebtedness and the amount of the indebtedness or liability due or payable to each such creditor;

(g)     the  Employment  Agreement,  signed  by  the  Principal;

(h) all such documents and instruments as may be necessary to transfer or assign the Intellectual Property;

(i) executed releases by any third parties which have any Encumbrances against the Business Assets other than the Permitted Encumbrances;

(j) executed assignments of all Leases described under the heading Leased Property in Schedule "2" and all leases of personal property as described in Schedule "4" - Material Contracts;

(k) a certificate of Principal certifying that all limited liability company action necessary to authorize the transaction has been taken and that all members and managers of the Vendor have approved the transaction certified thereby;

(l)     a  subscription  agreement  for shares in the Purchaser from the Vendor;
and

(m) all such other documents and instruments as the Purchaser's solicitors may reasonably require.

15.          TRANSACTIONS  OF  THE  PURCHASER  AT  THE  CLOSING

15.1 At the Closing the Purchaser will deliver or cause to be delivered to the Vendor:

(a) Irrevocable instructions to the transfer agent of the Purchaser as to the issuance of the Purchased Shares, in form and substance satisfactory to the Vendor;

(b)     the  Assignment and Assumption Agreement described in Clause 7.2 hereof;

(c) a certified copy of a resolution of the Directors of the Purchaser duly passed authorizing the execution and delivery of this Agreement and the completion of the transactions contemplated hereby;

(d) a certificate of an officer of the Purchaser dated as of the Closing Date, acceptable in form and content to the solicitors for the Vendor, certifying that the conditions precedent set out in Clause 13.2 have been satisfied;

(e)     the  Employment  Agreement;

(f)     the  Assignment and Assumption Agreement described in Clause 7.2 hereof;
and

(g) all such other documents and instruments as the Vendor or its solicitors may reasonably require.

16.          TAXES

16.1 All sales, use and other transfer taxes payable in respect of the transactions arising out of the purchase of the Business Assets as contemplated hereby will be paid by the Purchaser.

17.          ASSETS  AT  RISK

17.1 From the date hereof to the Closing Date, the Business Assets will remain at the risk of the Vendor. If any of the Business Assets are lost, damaged, or destroyed prior to the time of Closing, the Purchaser may in lieu of terminating this Agreement pursuant to Clause 13.1 elect by notice in writing to the Vendor to complete the purchase to the extent possible, and at the option of the Purchaser, either:

(a) the Purchase Price will be reduced by an amount equal to the cost of making good such loss, damage, or destruction; or

(b) the Vendor will assign and pay over to the Purchaser all insurance moneys payable in respect of such loss, damage, or destruction.

18.          AGENTS

18.1 Each of the parties warrants to the other that no agent or other intermediary has been engaged by the such party in connection with the purchase and sale herein contemplated, and if there are any agent's commissions which become due and payable such costs and expenses will be the sole liability of the party who engaged such agent.

19.          FURTHER  ASSURANCES

19.1 From time to time subsequent to the Closing Date, the parties covenant and agree, at the expense of the requesting party, to promptly execute and deliver all such further documents and instruments and do all such further acts and things as may be required to carry out the full intent and meaning of this Agreement and to effect the transactions contemplated hereby.

20.          ASSIGNMENT

20.1 This Agreement may not be assigned by any party hereto without the prior written consent of the other parties hereto, provided, however, that Vendor may assign its rights hereunder to the Principal without the consent of the Purchaser.

21.          SUCCESSORS  AND  ASSIGNS

21.1 This Agreement will enure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

22.          COUNTERPARTS

22.1 This Agreement may be executed in several counterparts, each of which will be deemed to be an original and all of which will together constitute one and the same instrument.

23.          NOTICES

23.1 Any notice required or permitted to be given under this Agreement will be in writing and may be given by personal service or by prepaid registered mail, and addressed to the proper party or transmitted by electronic facsimile generating proof of receipt of transmission at the address or facsimile number stated below:

(a)     if  to  the  Vendor  or  Principal:

        1001  East  1st  Street,  Suite  13
        Los  Angeles,  California
        U.S.A.  90012

        Facsimile  No.:  (213)  680-9993

with  a  copy  to:

        Gibson,  Dunn  &  Crutcher  LLP
        2029  Century  Park  East
        Suite  4000
        Los  Angeles,  CA  90067
        Attention:  Russell  C.  Hansen

        Facsimile  No.:  (310)  552-7018

(b)     if  to  the  Purchaser:

        VirtualSellers.Com,  Inc.
        120  North  LaSalle  Street
        Chicago,  Illinois  60602
        Attention:  Dennis  Sinclair

        Facsimile  No.:  (312)  920-1871

with  a  copy  to:

        Clark  Wilson
        800-885  West  Georgia  Street

        Vancouver,  British  Columbia  V6C  3H1
        Attention:  Bernard  Pinsky

        Facsimile  No.:  (604)  687-6314

or to such other address or facsimile number as any party may specify by notice. Any notice sent by registered mail as aforesaid will be deemed conclusively to have been effectively given on the fifth business day after posting; but if at the time of posting or between the time of posting and the third business day thereafter there is a strike, lockout or other labour disturbance affecting postal service, then such notice will not be effectively given until actually received. Any notice transmitted by electronic facsimile will be deem conclusively to have been effectively given if evidence of receipt is obtained before 5:00 p.m. (recipient's time) on a Business Day, and otherwise on the Business Day next following the date evidence of receipt of transmission is obtained by the sender.

24.          TENDER  AND  EXTENSIONS

24.1 Tender may be made upon the Vendor or Purchaser or upon the solicitors for the Vendor or Purchaser and such solicitors are expressly authorized by their respective clients to confirm extensions of the Closing Date.

25.          REFERENCE  DATE

25.1 This Agreement is dated for reference as of the date first above written, but will become binding as of the date of execution and delivery by all parties hereto and subject to compliance with the terms and conditions hereof, the transfer and possession of the Business Assets will be deemed to take effect as at the close of business on the Closing Date. References herein to the date of the Agreement or to the date hereof shall be deemed to mean the date set forth in the preamble to this Agreement.

26.          REFERENCES  TO  AGREEMENT

26.1 The terms "this Agreement", "hereof', "herein", "hereby", "hereto", and similar terms refer to this Agreement and not to any particular clause, paragraph or other part of this Agreement. References to particular clauses are to clauses of this Agreement unless another document is specified.

IN WITNESS WHEREOF the parties have executed and delivered these presents on the dates indicated below.

VIRTUALSELLERS.COM,  INC.

Per:     /s/  Dennis  Sinclair
         ---------------------
         Signature

Dated:     May  19,  2000

SULLIVAN  PARK,  LLC.

Per:     /s/  Edward  Sharpless
         ----------------------
         Signature

Dated:     May  19,  2000

/s/  Edward  Sharpless
----------------------
Edward  Sharpless

LIST OF SCHEDULES

Schedule          Description

1                 Financial  Statements

2                 Leased  Property

3                 Equipment

4                 Material  Contracts

5                 Employee  Matters

6                 Permits  and  Licenses

7                 Intellectual  Property

8                 Permitted  Encumbrances

9                 Insurance  Policies

10                Legal  and  Regulatory  Proceedings

11                Consents

12                Employment  Agreement

13                Assumed  Indebtedness

14                Form  of  Letter  to  regular  and  major  customers

15                Major  Customers

16                Assignment  and  Assumption  Agreement

17                Excluded  Assets

18                Registration  Provisions